                             TECHNICAL COLLABORATION AGREEMENT

                   THIS TECHNICAL COLLABORATION AGREEMENT (the "Agreement") is
             entered into as of this      day of January, 1997, by and between
             (Global Pharmaceutical Corporation ("Global"), a Delaware corporation with its principal place of business at Castor and Kensington Avenues, Philadelphia, Pennsylvania 19124-5694, and Genpharm, Inc., a Canadian corporation ("Genpharm"), with its principal place of business at 37 Advance Road, Etobicoke, Ontario, Canada M8Z 2S6.

                                        WITNESSETH:

                   WHEREAS, Global and Genpharm are parties to that certain
             Agreement, dated as of December 15, 1995 (as amended, the "Genpharm Agreement"), providing for, among other things, the manufacture by Global of Ranitidine on behalf of Genpharm; and

                   WHEREAS, both Global and Genpharm have mutually agreed that as a result of the occurrence of certain events subsequent to the execution of the Genpharm Agreement, it is in their respective best interests for the Genpharm Agreement to be terminated, effective upon and conditioned upon execution and delivery of this Agreement.

                    NOW, THEREFORE, in consideration of the mutual covenants
             hereinafter set forth and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

                                         ARTICLE I

                             TERMINATION OF GENPHARM AGREEMENT

                    Section 1.01. Each of Genpharm and Global hereby agrees
             that, effective upon the execution of this Agreement, and notwithstanding the provisions of Article 12 of the Genpharm Agreement, the Genpharm Agreement shall be terminated, with neither party thereto having any further responsibilities or liabilities thereunder. No prior or existing default on the part of either Genpharm or Global with respect to the performance of any of its responsibilities, duties or obligations under the Genpharm Agreement shall be deemed to have occurred, with any such default being hereby waived in all respects. Notwithstanding the foregoing, it is understood and agreed that the Merck Warrant (as such term is defined in Section 4.09 hereof) shall be unaffected by the termination of the Genpharm Agreement and shall continue in full force and effect in accordance with its terms, except as and to the extent modified by Section 4.09 hereof.

                     Section 1.02. (a) During the term of this Agreement, at
              Genpharm's option, Global shall supply to Genpharm or any of its affiliates packaging with respect to Ranitidine. If Global does supply such packaging, Genpharm shall pay to Global "Global's Cost" (as hereinafter defined) within thirty (30) calendar days of the date of Global's invoice for such amounts, notwithstanding the terms of Section 4.03(c) hereof. Global's Cost shall mean all direct costs of the packaging of that quantity of Ranitidine requested by Genpharm to be packaged by Global limited solely to supplies and labor costs (including costs of handling, quality assurance, quality control, packaging mechanics and packaging personnel) used to package such Ranitidine, plus an additional twenty percent (20%) with respect to amounts packaged by Global, if any, constituting the Excess (as defined in Section 4.03 hereof). In no event shall costs include depreciation or costs associated with the sales department, research and development, administration or plant overhead (which is limited to utilities, insurance and real estate taxes). Global's agreement to provide such packaging shall be subject to the applicable terms of Section
              4.03 hereof.

                     (b) Genpharm shall provide to Global in writing a twelve
              (12) month rolling forecast of Genpharm's packaging requirements for Ranitidine (the "Forecast"). The first Forecast shall be delivered to Global at least sixty (60) days prior to the first scheduled shipment date pursuant to a purchase order for Ranitidine packaging, and the first such scheduled shipment date will begin the commencement of Year 1. On or before the same numerical day in each of the other calendar months of each year (a "Forecast Date") throughout the term of this Agreement, Genpharm will provide a written Forecast (i) by quarter, for each of the next four (4) quarters commencing on such applicable Forcast Date and (ii) by month, for each of the next three months commencing on such applicable Forecast Date. The initial quarterly and monthly forecasts will be provided to Global by Genpharm at the same time as the delivery of the first Forecast. If Genpharm elects to have Global provide packaging, Genpharm shall provide to Global, not less than once per calendar month, with a purchase order which shall represent a firm order (a "Firm Order") for the packaging of Ranitidine. Each Firm Order shall be accompanied (or preceded) by a sufficient supply of Ranitidine in order for Global to satisfy the packaging requirements of such Firm Order. Global shall have sixty (60) days from the date of its receipt of the Firm Order and such sufficient supply of Ranitidine to fulfill the packaging requirements of such Firm Order

                      Global will not be deemed in default of the terms of this
              Agreement if it fails to meet Geripharm's packaging requirements for a specified month which either (x) exceed ten (10) percent of the original forecast for that month included in the monthly forecast delivered pursuant to subsection (ii) of the preceding paragragraph (y) exceed by ten (10) percent the original forecast for the month preceding that month, included in the monthly forecast delivered pursuant to subsection (ii) of the preceding paragraph; provided, however, Global shall use its commercially reasonable efforts to fulfill the packaging requirements of each Firm Order which are in excess of the forecasted requirements.

                                        ARTICLE II

                               RESPONSIBILITIES OF GENPHARM

                     Section 2.01. Genpharm shall continue to render to Global
              all available information in Genpharm's possession or, to the extent Genpharm has not heretofore commenced to render to Global such information, promptly following the execution of this Agreement shall render to Global all available information in its possession, in all instances to help Transfer to Global Genpharm's "know-how" relating to the manufacturing process of producing the Products set forth on Schedule I hereto (the "Products", which term shall include the Additional Products provided for in Section
              2.02 below) in solid dosage form. This "know-how" shall include, but not be limited to, to the extent in Genpharm's possession, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, quality control, manufacturing and clinical data and information, if any, and all instructions, processes, formulae, files, raw material sources expert opinions, bio-equivalent study results and information, if any, relating to the manufacture, use, sale or marketing of any of the Products.

                     Section 2.02. Genpharm and Global shall each use its
              respective good faith efforts to mutually agree upon at least two additional products (the "Additional Products") to be designated as "Products" hereunder and included in Schedule I hereto, by not later January 15, 1997.

                     Section 2.03. Genpharm shall use its good faith efforts to provide Global with true, correct and complete information and know-how with respect to the Products; provided, however, that subject to the foregoing, Genpharm makes no representations or warranties whatsoever with respect to the Products or the factual accuracy or completeness of any of the files or other information given by Genpharm to Global with respect to the Products. Genpharm shall have no further obligation other than delivering the aforementioned information to Global.

                                        ARTICLE III

                                RESPONSIBILITIES OF GLOBAL

                     Section 3.01. Based upon the information provided to it
              pursuant to Article II above, Global shall be responsible for, and shall pay the financial cost associated with, the further (development of the Products and for the cost of regulatory submissions including the bio-equivalence studies relating to the Products. Global shall use its good faith commercially reasonable efforts to pursue such development and submit such studies is promptly as practicable.

                    Section 3.02. Based upon the information provided to it
             pursuant to Article II above and such further development of the Products by Global as provided in Section 3.01 hereof, Global shall use its good faith efforts to file with the United States Food and Drug Administration (the "FDA") not less than the following number of Abbreviated New Drug Applications ("ANDAs") for approval to manufacture and sell Products within the time periods set forth below:

                  (a) the first ANDA to be filed by not later than November 30, 1997;

                  (b) the second ANDA to be filed by not later than December 31, 1997;

                  (c) the third ANDA to be filed by not later than May 31, 1998; and

                  (d) the fourth ANDA to be filed by not later than December 31, 1998.

                    Global shall provide written notice to Genpharm on or prior to the date six (6) months before each of the respective dates on which ANDAs must, be filed with the FDA, as provided in subsections
             (a) through (d) above, indicating the Product with respect to which such ANDA will be filed (the "Product Notice").

                    In the event Global fails to file an ANDA by the required
             date indicated, then the following percentages of profits to Global generated by the sale of Ranitidine shall be lost:

                    Missed Filing Date                 Percentage of Profit Lost
                    ------------------                 -------------------------

             (i)  one ANDA by November 30, 1997 and
                  one ANDA by December 31, 1997                       75%

             (ii) May 31, 1998                                        50%

             (ii) December 31, 1998                                   25%

                    Thus, for example, Global's profit from sales of Ranitidine shall be reduced by 75% unless both the first ANDA is filed by November 30, 1997 and the second ANDA is filed by December 31, 1997. As a further example, if the first two ANDAs are not filed by November 30, 1997 and December 31, 1997, respectively and the third or fourth ANDA is not filed by its required date, then Global shall not be entitled to any profits from sales of Ranitidine. Or, for example, if the first two ANDAs are timely filed and the third ANDA is not filed by May 31, 1998, then Global's profit from sales of Ranitidine shall be reduced by 50%.

                      Notwithstanding anything to the contrary contained in this
               Section 3.02 or Section 3.03 hereof, in the event the Additional Products are not so designated by January 15, 1997, then (i) the "May 31, 1998" date referred to in this Section 3.02 and the "June 30, 2001" date referred to in Section 3.03 below shall be extended by one day for each day beyond January 15, 1997 that occurs until the first Additional Product is so designated, and
               (ii) the "December 31, 1998" date referred to in this Section
               3.02 and the "July 31, 2001" date referred to in Section 3.03 below shall be extended by one day for each day beyond January 15, 1997 that occurs until the second Additional Product is so designated. Thus, for example, if the first Additional Product is agreed upon and designated as such on January 31, 1997 and the second Additional Product is agreed upon and designated as such on February 15, 1997, then the dates May 31, 1998 and December 31, 1998 appearing in this Section 3.02 shall instead refer to June l6, 1998 and January 31, 1999, respectively, and the dates June 30, 2001 and July 31, 2001 appearing in Section 3.03 below shall instead refer to July 16, 2001 and August 31, 2000, respectively.

                      Section 3.03. Global shall use its good faith reasonable
               efforts to secure approvals from the FDA ("Regulatory Approvals") for the first two ANDAs (as provided for above in Section 3.02) by April 30, 2000 and May 31, 2000, respectively, and the third and fourth ANDA approvals (as provided for above in Section 3.02) by June 30, 2001 and July 31, 2001, respectively (collectively the "Approval Dates," which term shall refer to the applicable extended date, if any, in accordance with the provisions of the last paragraph of Section 3.02 hereof). In this regard, Global shall use its good faith commercially reasonable efforts to conduct such preparations, validations, testings and analysis and to make such reports to the FDA in order to enable Global to obtain such approval of the FDA.

                     Section 3.04. Upon receipt of such Regulatory Approval for a Product, Global shall manufacture such Product for sale in the United States (the "Territory") in accordance with the Regulatory Approval, the good manufacturing practices prescribed from time to time by the FDA and all other requirements of the FDA to ensure that such Product may be marketed in the Territory. Global shall deliver to Genpharm copies of all notices and correspondence between Global and the FDA regarding good manufacturing practice inspections of any and all manufacturing facilities operated by Global within ten (10) days of receipt or delivery thereof, as the case may be.

                      Section 3.05. Upon receipt of Regulatory Approval for a
               Product, Global agrees to use its commercially reasonable good faith efforts to promote the sale of, solicit orders for, and stimulate interest in such Product in the Territory, such efforts to be not less than those that it uses to promote the sale of similar product marketed by it.

                      Section 3.06. Global agrees that it shall not, during the
               term of this Agreement, use any, of the know-how transferred hereunder to obtain Regulatory Approval to market any of the Products outside of the Territory nor will it, during the term of this Agreement, sell the Products outside of the Territory or to anyone inside the Territory if Global reasonably expects that person to sell or export the Product outside of the Territory. If Global is notified by Genpharm that one of its customers is exporting a Product outside of the Territory in any material respect (unless such customer is a branch of the United States government or a branch of any state or local government thereof), Global shall either cease to supply such customer or obtain (and enforce, if necessary) an undertaking from such customer not to sell such Product outside of the Territory. In the event the foregoing provisions are or become unenforceable or are unlawful in the Territory, then the unenforceable or unlawful provisions thereof shall be deemed replaced by the most restrictive comparable provision on marketing or sale of the Product outside of the Territory as is lawful and enforceable in the Territory. Genpharm acknowledges that Global will use reasonable efforts to prevent its customers from exporting the Product out of the Territory, but shall not be held responsible if, despite such efforts, it is unsuccessful in so doing (subject to Global's obligations to cease to supply or to obtain and enforce the undertakings as contemplated above).

                      Section 3.07. Global shall comply with all applicable
               laws, rules and regulations relating to the manufacturing, labelling, advertising and marketing of the Products within the Territory as well as to the packaging of Ranitidine, if requested to do so under Section 1.02 hereof, and shall assume sole responsibility for all credit risks and collection of receivables with respect to the Products sold by it or by any third party selling the Products pursuant to contractual arrangements with Global (hereafter referred to as a "Distributor" and collectively as "Distributors") and in respect of all dealings between Global and its customers and any third parties from whom Global sources any goods, or services required by it in connection with the manufacture, marketing or sale of the Products. Global shall be solely responsible for conducting all quality control tests as it deems necessary prior to the sale or other release of the Products in the Territory.

                      Section 3.08. Global shall not specifically discount the
               price of the Product for the benefit of Global's other products or otherwise use the Product as a loss leader or incentive to procure the sale of Global's other products. Rebate programs generally available to customers of Global on the purchase of pharmaceutical products shall not be prohibited by this Section 3.08.

                                        ARTICLE IV

                                          PROFITS

                      Section 4.01. In connection with the commercial sale of
               any Products, Global and Genpharm shall allocate the gross profits on any such sales between them ("Percentage Royalty") at the rate of 80% for Global and 20% for Genpharm, respectively. As used herein, the terms "gross profit" shall mean with respect to a particular quantity of Product sold, net revenue received from the sale of that quantity of Product less the Production cost for that quantity of Product; "net revenue" shall mean gross revenue less, without duplication, (i) bona fide allowances (excluding allowances for uncollected receivables), rebates, credits and returns accepted or made in the ordinary course of business and
               (ii) all taxes and delivery fees charged to the customer and shown separately on the invoices; and "production cost" shall mean with respect to a particular quantity of Product, all direct costs of producing and packaging that quantity of Product plus an allocation of indirect costs of producing that quantity of Product limited solely to labor cost (wages and overtime for personnel directly involved in manufacturing the Product), supplies used in the manufacturing of the Product and maintenance of equipment used in the manufacture of the Product. In no event shall indirect costs include depreciation or costs associated with sales department, research and development or administration. For avoidance of doubt, there shall be no deduction for sales and marketing costs in determining "gross profit".

                     Section 4.02. In addition to the profit participation
              provided for in Section 4.01 above, to the extent Genpharm or any of its affiliates (i) directly purchases for the purpose of resale any Product and (ii) such Products are shipped directly to Genpharm or any of its affiliates, Global shall pay to Genpharm a commission for sales and distribution of 12.5% of such net sales of Products sold to Genpharm or any of its affiliates for further resale. The term "net sales" shall mean gross sales less, without duplication, (x) bona fide allowances (excluding allowances for uncollected receivables), rebates, credits and returns accepted or made in the ordinary course of business and (y) all taxes and delivery fees charged to Genpharm or any of its affiliates and shown separately on the invoices. Genpharm shall provide Global, not less than monthly, with a list of all sales made during the preceding month of Products purchased hereunder from Global claimed to have been sold and distributed by Genpharm or any of its affiliates, together with specific detailed information to support such claim. Global shall have thirty (30) days from receipt of such list to dispute that any such sales were directly sold and distributed by Genpharm or any of its affiliates. Neither Genpharm nor any of its affiliates shall specifically discount the price of any Products so sold for the benefit of any of Genpharm's or any of its affiliates' other products, or otherwise use any such Product as a loss leader or incentive to procure the sale of any of Genpharm's or any of its affiliates' other products; it being understood and agreed that rebate programs generally available to customers of Genpharm or any of its affiliates on the purchase of pharmaceutical products shall not be prohibited by the provisions of this sentence. All costs incurred in connection with such sales and distribution, other than the direct cost of producing and packaging the Product sold, shall be borne by Genpharm. All commissions due to Genpharm pursuant to this Section 4.02 shall be payable quarterly.

                    Section 4.03. (a) Until the date six months after the date of the initial United States shipment of Ranitidine by other than Glaxo Wellcome plc. (the "Initial Shipment"), but in no event before December 31, 1997, Global shall be entitled to receive its "Applicable Percentage" (as defined in Section 4.03(d) hereof of "Genpharm's Gross Profits of Ranitidine" herein defined as (i) the monies actually received by Genpharm and its affiliates (solely for the purposes of this Section 4.03, collectively, "Genpharm") in connection with the United States sales of Ranitidine by Genpharm, or by third parties authorized by Genpharm to sell Ranitidine, less (ii) production costs (as defined in 4.01 above). For avoidance of doubt, there shall be no deduction for sales and marketing costs in determining "Genpharm's Gross Profits of Ranitidine".

                     (b) Commencing on the date six months after the date of the
              Initial Shipment, but in no event before December 31, 1997, and thereafter, Global shall be entitled to receive its Applicable Percentage of Genpharm's Gross Profits of Ranitidine.

                     (c) All amounts to be received by Global hereunder shall be paid, and the record keeping requirements of the applicable party shall be performed, in the same manner and on the same timing as set forth in this Article IV for Products. Notwithstanding the foregoing (except as provided in Section 1.02 hereof), until and through September 30, 1997, all such amounts due to Global from Genpharm shall accrue and shall not be payable to Global, with all such accrued payments to be made by Genpharm to Global in a lump sum on October 1, 1997. All sales (including pricing terms) of Ranitidine in the United States by Genpharm to any of its affiliated entities shall be made on no more favorable terms than those given to any entity not affiliated with Genpharm. In addition, Genpharm shall not specifically discount the price of Ranitidine sold by it in the United States for the benefit of Genpharm's other products or otherwise use Ranitidine as a loss leader or incentive to procure the sale of Genpharm's other products.

                     (d) The Applicable Percentage under 4.03(a) shall be as
               follows:

                            (i) Provided Global in any given calendar year
              provides packaging for 30% or less of Ranitidine sold in the United States which generated Genpharm's Gross Profits of Ranitidine during such calendar year, Global shall be entitled to receive an amount equal to 5% of 30% of Genpharm's Gross Profit of Ranitidine in such calendar year (or part thereof);

                            (ii) Provided Global in any given calendar year
              provides packaging for more than 30% of Ranitidine sold in the United States which generated Genpharm's Gross Profits of Ranitidine during such calendar year (the "Excess"), Global shall be entitled to receive in amount equal to 5% of 30% of Genpharm's Gross Profit of Ranitidine in such calendar year (or part thereof) plus, with respect to the Excess only in such calendar year (or part thereof), an amount equal to (x) 2% of the Excess over 30% of Genpharm's Gross Profits of Ranitidine resulting from sales of Ranitidine for which Global actually provided packaging and (y) an overhead recovery on the Excess packaged limited to no more than $3.00 per 1,000 tablets packaged.

               The Applicable Percentage under 4.03(b) shall be as follows:

                              (iii) Provided Global in any given calendar year
               provides packaging for 30% or less of Ranitidine sold in the United States which generated Genpharm's Gross Profits of Ranitidine during such calendar year, Global shall be entitled to receive an amount equal to 10% of 30% of Genpharm's Gross Profit of Ranitidine in such calendar year.

                              (iv) Provided Global in any given calendar year
               provides packaging for more than 30% of Ranitidine sold in the United States which generated Genpharm's Gross Profits of Ranitidine during such calendar year (the "Excess"), Global shall be entitled to receive an amount equal to 10% of 30% of Genpharm's Gross Profit of Ranitidine in such calendar year plus, with respect to the Excess only in such calendar year, an amount equal to (x) 2% of the excess over 30% of Genpharm's Gross Profits of Ranitidine resulting from sales of Ranitidine for which Global actually provided packaging and (y) an overhead recovery on the Excess packaged limited to no more than $3.00 per 1,000 tablets packaged.

                      Notwithstanding anything to the contrary contained herein, in the event Global shall fail to supply at least 80% of a Firm Order for packaging pursuant to the provisions of Section 1.02 hereof after Genpharm's election to require Global to provide such packaging, Global shall not be entitled to share in any portion of Genpharm's Gross Profits of Ranitidine with respect to such Firm Order, and in the event that Global supplies at least 80% of a Firm Order but fails to supply 100% of such Firm Order, Global's right to share in Genpharm's Gross Profits of Ranitidine with respect to such Firm Order shall be reduced by 1% for each 1% of the Firm Order not supplied; provided, however, that Global will not be in default under this Agreement and the foregoing will not apply to the extent that Global fails to supply packaging in excess of the amounts presented in the Forecast, subject to the terms of Section 1.02(b) hereof. For example, if Genpharm requests packaging for 1,000,000 bottles and Global packages 900,000 bottles, and Genpharm's Gross Profit of Ranitidine for the sale of that 1,000,000 bottles of Ranitidine is $2,000,000, at a time when Global is entitled to receive 10% of 30% of Genpharm's Gross Profit of Ranitidine, Global shall receive $54,000 (as opposed to $60,000), assuming no Excess.

                     By way of examples:

                     If Genpharm's Gross Profits of Ranitidine prior to the date which is six months after the date of the Initial Shipment is $5 million, and Global packaged

              30% or less of Ranitidine manufactured by Genpharm for sale in the United States, Global is entitled to receive from Genpharm $75,000;

                            (2) If Genpharm's Gross Profit of Ranitidine
              subsequent to the date which is six months after the date of the Initial Shipment is $20 million, and Global packaged 30% or less of Ranitidine manufactured by Genpharm for sale in the United States. Global is entitled to receive from Genpharm $600,000.

                            (3) If Genpharm's Gross Profits of Ranitidine
              subsequent to the date which is six (6) months after the date of the Initial Shipment is $5 million, and Global packaged 40% of Ranitidine manufactured by Genpharm for sale in the United States, Global is entitled to receive from Genpharm $160,000 ($150,000 plus $10,000) plus overhead recovery on the Excess packaged limited to no more that $3.00 per 1,000 tablets packaged.

                     Section 4.04. Percentage Royalty shall be payable
              quarterly, within thirty (30) days after the end of each calendar quarter with respect to the sales of the Product in the applicable calendar quarter. Said quarters shall terminate on the last day of March, June, September and December. Each Percentage Royalty payment to Genpharm shall be accompanied by the following:

                     (a) a sales summary reasonably satisfactory to Genpharm showing all sales of the Product during the months in the immediately preceding calendar quarter;

                     (b) a detailed statement showing all returns and all credits, rebates, allowances and other debits and credits relevant to the calculation of gross profits for the months in the immediately preceding calendar quarter, or any prior quarter to the extent not previously accounted for, together with copies of all documentation to support allowable adjustments used in computing gross profits during the period in question;

                     (c) a certificate signed by the Chief Financial Officer of Global certifying that, to the best of his knowledge, information and belief, after reasonable investigation, the foregoing statements contemplated in (a) and (b) above are true and correct and do not omit any material information required to be provided pursuant to this Section 4.04; and

                     (d) a summary of the calculation of the Percentage Royalty payable to Genpharm on such date.

                     For purposes of this Agreement a sale shall be considered
              to have been made at the time the Product is shipped to the customer.

                    Section 4.05. Global shall provide to Genpharm, promptly
             following a request therefor, additional information concerning any sales (including, without limitation, in respect of any sale, the date of the shipment, the name of the customer or code number designated by Global for such purpose if it does not wish to reveal the name of such customer to Genpharm, the number of units of the Product in each strength involved and the invoice price charged by Global), credits, returns, allowances and other credits and debits previously reported to Genpharm pursuant to Section 4.04 hereof.

                    Section 4.06. The obligation to pay Percentage Royalty
             contained herein and to provide the reports and information contemplated herein and the right of Genpharm to have access to the records and to conduct audits or investigations pursuant to Section
             4.07 hereof shall survive the expiration or termination of this Agreement and shall apply to the Products sold by Global on or prior to the effective date of the termination or expiration of this Agreement and to the Products sold following such effective (date of termination or expiration of this Agreement in respect of which Global received orders prior to such effective date of termination of this Agreement.

                    Section 4.07. (a) Global shall keep complete and accurate
             records and books of account containing all information required for the computation and verification of the "production cost" and the amounts to be paid to Genpharm hereunder as well as records and information relating to Global's cost of packaging Ranitidine and shall, upon reasonable written notice from Genpharm, make available or, at Genpharm's request, supply to Genpharm copies of such records. Global further agrees that at the request of Genpharm, it will permit one or more accountants selected by Genpharm, except any to whom Global has some reasonable objection, on not less than two (2) business days' notice, to have access during ordinary working hours to such records as may be necessary to audit, with respect to any payment report period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in the case of failure (of Global to report or make payment pursuant to the terms of this Agreement.

                     (b) Should any such accountant discover information
             indicating inaccuracy in any of Global's reports or payments or non-compliance by Global with any of such terms and conditions, and should Global fail to acknowledge in writing to Genpharm the deficiency or non-compliance discovered by such accountant within ten (10) business days of being advised of same in writing by the accountant, the accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account which relate to or disclose the claimed deficiency or non-compliance (to the extent not acknowledged by Global). Global shall provide full and complete access to the accountant to Global's Pertinent books and records. In the event that the accountant shall have questions which are not in its judgment answered by such books and records, the accountant shall have the right to confer with officers of Global, including Global's Chief Financial Officer, upon reasonable notice and during reasonable working hours. The accountant shall use his good faith efforts to minimize any disruption to the business activities of Global. Genpharm shall be solely responsible for all costs and expenses relating to such investigation/audit, except in the event, any audit under this Section shall reveal an underpayment or understatement of the amount payable to Genpharm by more than five percent (5%) for the period in question, in which case Global shall reimburse Genpharm for all costs and expenses relating to such investigation/audit. It is understood and agreed that Genpharm shall only have the right to audit such books and records of Global pursuant to this
              Section 4.07 no more often than one time in any contract year unless earlier in such contract year or prior contract year such investigation revealed a discrepancy of more than five percent (5%) w1th respect to any reporting period, as aforesaid, in which case Genpharm shall have the right to audit such books and records three times in such contract year. For purposes of this Agreement, a contract year shall be a period of twelve (12) months commencing on either the date of this Agreement or on an anniversary thereof. Unless the disclosure of same is reasonably required by Genpharm in connection with any litigation or arbitration arising out of such audit, the accountant shall not reveal to Genpharm the name or address (or other information reasonably tending to identify the location of a customer) of any customer of Global but shall identify such customer to Genpharm, if necessary, by the customer code number used by Global in its reporting obligations to Genpharm. Global may, as a condition to providing any accountant access to its books and records, require such accountant to execute a reasonable confidentiality agreement consistent with the terms of this Section 4.07.

                     (C) Genpharm shall keep full and accurate books and
              records, in accordance with good accounting practice, and relating to Ranitidine and the transactions described in this Agreement. Global shall have the right, by its authorized representative, to, at its expense, inspect, copy and make excerpts from Genpharm's books and records relating to the transactions described in this Agreement on reasonable notice and at reasonable times.

                     Section 4.08. If any payment is not made within ten (10)
              days of its due date hereunder, then such overdue payments shall bear interest from the date the same is due until paid, calculated at the floating rate of two percent (2%) above Chemical Bank's announced prime rate in the United States or the highest rate permitted by law, whichever is less. Any adjustment to the prime rate as quoted by Chemical Bank from time to time shall result in a corresponding adjustment to the rate of interest payable hereunder, the rate of interest quoted by Chemical Bank at the close of business on each day to be the rate applicable for such date. In the event such prime rate quoted by Chemical Bank is not available, then Genpharm and Global shall jointly in good faith select, in lieu thereof, the prime rate (or its equivalent) quoted by any other bank located in New York City.

                    Section 4.09. In the event an FDA approval referred to in
              Section 3.03 hereof is not obtained on or before the Approval Date specified therefor, then, solely for purposes of computing the number of shares of common stock, $.01 par value, of Global issuable in connection with that certain Common Stock Purchase Warrant, Series B, dated November 8, 1995 (the "Merck Warrant"), issued to Merck KGaA (in accordance with the second paragraph of the textual portion of such warrant), all profits Global receives hereunder from that missed Approval Date and forward that are generated by sales of Ranitidine and all other Products as to which Genpharm transferred its substansive know-how relating to the manufacturing process of producing the Products in solid dosage form (pursuant to Article II hereof) shall be multiplied by two. The provisions of this Section 4.09 shall survive any termination of this Agreement.

                                         ARTICLE V

                                         CUSTOMERS

                    Section 5.01. Upon approval of each ANDA by the FDA, Global and Genpharm shall each have the right to market and sell Products to their existing customers. In the event any existing customer of Global or Genpharm is not also an existing customer of the other, such other party shall not sell any Products to such customer for so long as this Agreement is in effect. Each of Genpharm and Global shall furnish to the other a list of their respective existing customers with respect to proposed sales of the Products. This list shall be updated monthly by each of Genpharm and Global.

                     Section 5.02. If at the time of an approval by the FDA both
              Global and Genpharm are selling products to the same customer, then Global and Genpharm agree to negotiate in good faith a mutually satisfactory resolution with respect to sales of Products to the customer. If no resolution is reached, each of Global and Genpharm shall be allowed to continue to sell Products to that customer.

                     Section 5.03. Should a conflict occur as to whether
               Genpharm or Global shall sell to a particular customer that neither is currently selling, then the parties shall alternate as to which of them shall have the right to sell to such prospective customer; provided that the first party to sell each such prospective customer shall be that party that Genpharm and Global shall mutually agree would be the one most likely to generate the greatest sales; provided, further, that in the event Genpharm or Global is not in a position to supply the Product to such customer on the terms and conditions customarily required by that customer (e.g., manufacturer's label vs. private label), and it is that party's "turn" to have the right to sell to such prospective customer, then the other party shall be given the right to sell the Product to that customer, with the party who has foregone on the opportunity to sell to the prospective customer receiving a

               "credit" to be applied to the next prospective customer as to which such party can supply product as required.

                                        ARTICLE VI

                                      CONFIDENTIALITY

                     Section 6.01. Under the terms of this Agreement, Genpharm
               or Global (either one, in such capacity, being referred to as the "Disclosing Party") may disclose or reveal to Global or Genpharm (in such capacity, the "Receiving Party") either orally, in writing, or by inspection, information that may be non-public, proprietary or confidential in nature. Such information, simply referred to herein as "Information", might include, but is not limited to, files, raw material sources, processes, formulations, manufacturing techniques, trade secrets, bio-equivalence study results and other information that is not ascertainable from public or published information or trade sources. The Receiving Party shall treat the Information received by it as confidential, and neither the Receiving Party, nor any affiliate or any other entity controlled by the Receiving Party, nor, any officer, agent or employee of any of them shall disclose such Information to any third party, or use such Information for any purpose unrelated to the matters contemplated by this Agreement, except Information which (a) the Receiving Party can show was in the Receiving Party's possession or was known to the public or in the published literature prior to disclosure or the availability of such Information to the Receiving Party, or (b) subsequent to the time of disclosure or the availability of such Information to the Receiving Party, the Information becomes known to the public or finds its way into the published literature through no fault of the Receiving Party, its officers, agents or employees, or (c) is lawfully acquired by the Receiving Party from a third party who is not under confidentiality agreement with the Disclosing Party with respect to such Information.

                      Section 6.02. All Information received by the Receiving
               Party from the Disclosing Party shall remain the property of the Disclosing Party, and all written Information, with all copies and extracts thereof, shall forthwith be delivered to the Disclosing Party upon its request.

                      Section 6.03. The parties hereto agree that the
               restrictions on the Receiving Party contained herein are necessary for the protection of the Disclosing Party and any breach thereof could possibly cause the Disclosing Party irreparable damage for which there is no adequate remedy at law. Accordingly, if the Disclosing, Party has reason to believe that the Receiving Party is about to breach or is breaching this Agreement in such a manner as to cause the Disclosing Party irreparable harm and, if the Disclosing Party has so notified the Receiving Party and the Receiving Party has not indicated a willingness to refrain from taking the action which the Disclosing Party claims would constitute or is a breach on the Receiving Party's part and that would cause the Disclosing Party irreparable harm, then the Disclosing Party may file suit with a court of competent jurisdiction in order to seek an injunction in favor of enjoining such threatened or continued breach of the Receiving Party's obligations hereunder. The right of the Disclosing Party to obtain injunctive relief shall not be considered a waiver of the Disclosing Party's rights to pursue any other remedies it may have at law or in equity.

                                        ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES OF GLOBAL

                     Section 7.01. Global represents and warrants to Genpharm as follows: Global is a corporation, duly authorized and existing under the laws of Delaware; Global has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized by Global; the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of Global's Certificate of Incorporation or Bylaws or, to the best knowledge of the individuals signing this Agreement, any agreement, instrument, law or regulation to which Global is a party or by which Global is bound; except as provided herein, no other governmental approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or otherwise in order to make this Agreement binding upon Global; and this Agreement and all other instruments required hereby to be executed and delivered to Genpharm by Global are, or when delivered to Genpharm in accordance herewith, will be, legal, valid and binding instruments of Global enforceable in accordance with their respective terms. GLOBAL MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

                                       ARTICLE VIII

                        REPRESENTATIONS AND WARRANTIES OF GENPHARM

                     Section 8.01. Genpharm represents and warrants to Global
              as follows: Genpharm is a corporation duly authorized and existing under the laws of Canada; Genpharm has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution and delivery of this Agreement have been duly authorized by Genpharm; the execution, delivery and performances of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of Genpharm's Certificate of Incorporation or Bylaws (or other organizational and governing documents) or, to the best of the knowledge of the individuals signing this Agreement, any agreement, instrument, law or regulation to which Genpharm is a party or by which Genpharm is bound; except as provided herein, no other approval or authorization of this Agreement or the acts or transactions contemplated hereby is required by law or or otherwise in order to make this Agreement binding upon Genpharm; and this Agreement, and all other instruments required hereby to be executed and delivered to Global by Genpharm are, or when delivered will be, legal, valid and binding instruments of Genpharm enforceable in accordance with their respective terms. GENPHARM MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

                                        ARTICLE IX

                              WARRANTIES AND INDEMNIFICATION

                    Section 9.01. With respect to its activities and obligations hereunder, each party warrants and covenants that it will use its best efforts to fully comply with all federal, state and local laws, regulations, standards and guidelines, and those of any other governmental body (including foreign laws, regulations, standards, and guidelines, if any) having jurisdiction over the conduct of such tests and activities that are required under the terms of this Agreement.

                    Section 9.02. Global shall defend, indemnify and hold
              Genpharm and its affiliates and the officers, directors and employees of Genpharm and its affiliates harmless from and against any and all claims, demands, loss, damage, liability, settlement amounts costs or expenses whatsoever (including reasonable attorneys' fees and cost) arising from or related to any claim, action or proceeding made or brought against such party by a third party as a result of any breach of representation or warranty by Global hereunder, or as a result of any act or omission by Global hereunder, unless such liability arises from a breach of this Agreement or the act or omission by Genpharm.

                    Section 9.03, Genpharm shall defend, indemnify and hold
              Global and the officers, directors and employees of Global harmless from and against any and all claims, demands, loss, damage, liability, settlement amounts, costs of expenses whatsoever (including reasonable attorneys' fees and costs) arising from or related to any claim, action or proceeding made or brought against such party by a third party as a result of any act or omission by Genpharm in connection with the manufacture and sale of Ranitidine, unless such liability arises from a breach of this Agreement or the act or ommission by Global.

                     Section 9.04. In the event of any claim, action or
              proceeding for which a party is entitled to indemnity hereunder, the party seeking indemnity ("Claimant") shall notify the other party ("Indemnitor") of such matter in writing, providing copies of all relevant documents. Indemnitor shall promptly assume responsibility for and shall have full control of the defense of such matter, including settlement negotiations and any legal proceedings. Claimant shall fully cooperate in Indemnitor's handling and defense thereof.

                                         ARTICLE X

                                           TERM

                      Section 10.01. The rights and duties under this Agreement
               shall commence on signing of this Agreement and shall continue in effect until July 26, 2002. This Agreement may be terminated only as expressly provided in this Agreement or upon the mutual written agreement of the parties hereto.

                      Section 10.02. Notwithstanding anything herein to the
               contrary, the obligations of the parties under Articles VI and IX shall survive any termination of this Agreement.

                                        ARTICLE XI

                                  DEFAULT AND TERMINATION

                      Section 11.01. (a) Subject to the terms of Section 3.02
               hereof, Genpharm may terminate this Agreement as to a specific Product if Global does not submit an ANDA for such Product to the FDA on or prior to the date nine (9) months following the date such Product is proposed to be filed as indicated in the respective Product Notice. At such time as Genpharm elects to terminate this Agreement with respect to a Product pursuant to this Section 11.01(a), Global shall transfer to Genpharm all the "know-how" with respect to such Product in Global's possession.

                      (b) Genpharm may terminate this Agreement as to a specific
               Product if Global does not obtain the Regulatory Approval for such Product by the respective date set forth in Section 3.03 (as such date is determined by reference to the respective Product Notice); provided, however, that Genpharm may not terminate this Agreement as to such Product if failure to receive the Regulatory Approval with respect to such Product is the result of delays caused solely by the FDA. The burden of proof with respect to the cause of delays in receipt of any Regulatory Approval shall be on Global, and such burden of proof as to the delay being caused solely by the FDA shall be satisfied if Global can demonstrate that it has timely filed and diligently prosecuted the ANDA with respect to such Product. At such time as Genpharm elects to terminate this Agreement with respect to a Product pursuant to this Section 11.01(b), Global shall transfer to Genpharm all the "know-how" with respect to such Product in Global's possession,

                      Section 11.02. Genpharm shall have the right to terminate
               this Agreement upon written notice to Global in the event that any one or more of the following events shall become applicable to Global:

                      (a) and order is made or a resolution or other action of Global is taken for the dissolution, liquidation, winding up or other termination of its corporate existence;

                      (b) Global commits an act of bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors or proposes to its creditors a reorganization, arrangement, composition or re-adjustment of its debts or obligations or otherwise proposes to take advantage of or shelter under any statute in force in the United States for the protection of debtors;

                      (c) if any proceeding is taken with respect to a compromise or arrangement, or to have Global declared bankrupt, or to have a receiver appointed in respect of Global or a substantial portion of its property, and such proceeding is instituted by Global or is not opposed by Global or if such proceeding is instituted by a person other than Global and Global does not proceed diligently and in good faith to have such proceeding withdrawn forthwith;

                      (d) a receiver or a receiver and manager of any of the assets of Global is appointed and such receiver or receiver and manager is not removed within sixty (60) days of such appointment unless Global diligently contests, in good faith, the valdity of the appointment of such receiver or receiver and manager; or

                     (e) Global ceases or takes steps to cease to carry on its
               business;

               provided, however, that Genpharm shall not have the right to terminate this Agreement upon the occurrence of the events set forth in subsections (a) through (e) hereof as long as, following the occurrence of any such events, Global continues to operate its business with respect to the transactions described herein.

                      Section 11.03. In the event that Global is unable to
               produce a Product at any time following receipt of a Regulatory Approval with respect to such Product (the "Terminating Product"), Global shall provide written notice to Genpharm (the "Terminating Notice") stating that it is unable to produce the Terminating Product and Global shall use its commercially reasonable good faith efforts to appoint a substitute manufacturer for the Terminating Product reasonably acceptable to Genpharm. On the date six (6) months after the date of the Terminating Notice, if Global has neither resumed production of the Terminating Product nor appointed a substitute manufacturer reasonably acceptable to Genpharm, Genpharm shall have the right to terminate this Agreement with respect to the Terminating Product and upon such termination Global shall transfer the "know-how" in its possession with respect to the Terminating Product to Genpharm. Thereafter, Genpharm or its affiliates may either endeavor to manufacture the Terminating Product or Genpharm may designate another manufacturer for the Terminating Product (Genpharm or its affiliates, if any of them propose to manufacture the Terminating Product, or such substitute manufacturer designated by Genpharm are hereinafter referred to as the "Alternate Manufacturer"). Global shall have the right to purchase the Terminating Product from the Alternate Manufacturer upon the same terms as set forth in Sections 4.01, 4.02 and 4.04 hereof, except that references in such Sections to "Genpharm" shall mean "Global" and references to "Global" in such Sections shall mean "Genpharm".

                     Section 11.04 Nothing contained in this Article XI shall be construed or interpreted to diminish or in any way limit any other rights which may be provided for elsewhere in this Agreement, including without limitation those set forth in Section 4.09 hereof, nor shall such rights limit the provisions hereof.

                                        ARTICLE XII

                                         INSURANCE

                     Section 12.01. (a) Genpharm and Global shall each maintain insurance in at least the following amounts prior to the first shipment of any Products as contemplated by this Agreement:

                     (i) Commercial General Liability insurance, including premises, products, operations, and contractual coverage, in the total amount of not less than $1,000,000 per claim and annual aggregate; and

                     (ii) Workers' Compensation insurance in the amount required by law.

                     (b) Genpharm and Global shall each maintain insurance in at least the following amounts subsequent to the first shipment of any Products as contemplated by this Agreement:

                     (i) Commercial General Liability insurance, including premises, products, operations, and contractual coverage, in the total amount of not less than $2,000,000 per claim and annual aggregate;

                     (ii) Umbrella insurance, including premises, products, operations, and contractual coverage, in the total amount of not less than $5,000,000 per occurrence and annual aggregate; and

                     (iii) Workers' Compensation insurance in the amount required by law.

                     Section 12.02. Genpharm shall have its insurance carrier or carriers furnish to Global certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self-insured retention, and the effective expiration dates of policies, and such certificates to stipulate that Global shall be given thirty (30) days' written notice of any cancellation, non-renewal or material change in the policy.

                     Global shall have its insurance carrier or carriers furnish to Genpharm certificates that all insurance required under this Agreement is in force, such certificates to indicate any deductible and/or self-insured retention, and the effective expiration dates of policies, and such certificates to stipulate that Genpharm shall be given thirty (30) days' written notice of any cancellation, non-renewal or reduction in insurance coverage below the amounts specified in Section 12.01 above or other material change in the policy.

                     Section 12.03. Global shall name Genpharm, and Genpharm
              shall name Global, as additional insured parties under their respective Commercial General Liability and umbrella insurance policies described in Section 12.01 hereof.


                                       ARTICLE XIII

                                       MISCELLANEOUS

                     Section 13.01. Each of Global and Genpharm is solely
              responsible for the safety and health of its employees and compliance with the federal, state, provincial and local safety and health regulations governing their respective facilities, including but not limited to providing its employees with all required information and training concerning any potential hazards involved in the manufacture, receipt, storage, handling and supply of the Products and Ranitidine, as applicable, and taking any precautionary measures to protect its employees from such hazards.

                     Section 13.02. This Agreement embodies the entire agreement of the parties on the subject matter herein. All prior understandings, writings, discussions, and agreements relating to the subject matter of this Agreement are hereby expressly superseded by this Agreement.

                     Section 13.03 Nothing in this Agreement or in the
              performance hereof shall have the effect of making Global and Genpharm partners, joint venturers or each other's agents, and neither shall have the right to act on behalf of or bind the other except as expressly provided hereunder or otherwise expressly agreed in writing.

                     Section 13.04. All section headings used in this Agreement are solely for the convenience of the parties and shall not affect the meaning or interpretation of the provisions thereof.

                     Section 13.05. This Agreement shall be governed by and
             construed in accordance with the laws of the State of New York (not including its choice of law principles). The parties hereto submit to the exclusive jurisdiction and venue of the Supreme Court of the State of New York and the Federal District Court for the Southern District of New York for purposes of any legal action arising out of this Agreement.

                     Section 13.06. This Agreement, and any of the terms hereof, shall not be modified, amended or waived except by a written instrument executed by the parties or, in the case of a waiver, by the waving party. The failure of either party at any time to require performance of any term hereof shall not affect its right at a later time to enforce the term. The waiver by either party of any condition or term hereof in any one or more instances shall not be construed as a further or continuing waiver of such condition or term.

                     Section 13.07. If any provision of this Agreement is, or
             becomes or is deemed to be invalid, illegal or unenforceable in any respect in any jurisdiction, such provision shall be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect. In case any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction; and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be otherwise affected or impaired thereby.

                     Section 13.08. Any notice or other communication required
             or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or three (3) days after the date of mailing if mailed, by registered or certified mail, postage prepaid, or on the date of transmission if by fax, or one day after delivery to an established overnight courier service, in all instances to the respective addresses set forth below:

                     To Global:            Global Pharmaceutical Corporation
                                           Castor & Kensington Avenues
                                           Philadelphia, PA 19124
                                           Attn: Max Mendelsohn,
                                                  President
                                           FAX: (215) 289-2223

                    With a copy to:       Sheldon G. Nussbaum
                                          Fulbright & Jaworski L.L.P.
                                          666 Fifth Avenue
                                          New York, New York 10103
                                          FAX: (212) 752-5958

                    To Genpharm:          Genpharm,Inc.
                                          37 Advance Road
                                          Etobicoke, Ontario, Canada M8Z 2S6
                                          Attn: Neil Tabaznik
                                          FAX: (416) 236-2940

                    With a copy to:       Richard N. Wiener
                                          Stern, Wiener & Levy LLP
                                          930 Third Avenue
                                          New York, New York 10022
                                          FAX: (212) 371-3215

                    Any party may change such party's address for notices by
             notice duly given pursuant to this Section 13.08.

                    Section 13.09. Neither this Agreement nor any right or
             obligation arising hereunder may be assigned by Global in whole or in part, without the prior written consent of Genpharm, which consent may be withheld in the absolute discretion of Genpharm. This Agreement shall be binding upon any assignee and, subject to the restrictions on assignment herein set forth, inure to the benefit of the successors and assigns of each of Genpharm.

                    Section 13.10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original; but such counterparts shall together constitute but one and the same instrument.

                    Section 13.11. No right or license shall be deemed to have been granted under this Agreement to either party under any patents or proprietary information of the other, except as expressly set forth herein. Upon expiration or termination of this agreement, each party shall return to the other any samples received from the other party as well as any documents embodying or containing confidential information of the other party, or provide the other party with assurances that all such samples and documents and any copies, extracts or digests thereof have been destroyed, except that one archival copy of documents received from the other may be retained to show what was received.

                    Section 13.12. (a) Words importing the singular shall
             include the plural and vice versa; words importing a person shall include an individual, corporation, partnership, association, cooperation, joint venture or any other form of business or social entity recognized under law.

                    (b) "Affiliate" of a party hereto shall mean an entity
              which controls, is controlled by, or its under common control with such party. For the purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly, or indirecty, at least twenty percent (20%) of the voting equity of such other entity (or other comparable ownership interest for any entity other than a corporation); provided, however, that with respect to Section 4.02 hereof, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of such other entity (or other comparable ownership interest for any entity other than a corporation).

                     (C) Terms parenthetically defined elsewhere in this
              Agreement shall, throughout this Agreement, have the meaning therein provided.

                    Section 13.13. All disputes arising out of, or in relation to, this Agreement (other than disputes arising out of any claim by a third party in an action commenced against a party), shall be referred for decision forthwith to a senior executive of each party not involved in the dispute. If no agreement can be reached through this process within thirty (30) days of request by one party to the other to nominate a senior executive for dispute resolution, than either party hereto shall be entitled to refer such dispute to a single arbitrator for arbitration to be held in New York, New York on an expedited basis in accordance with the rules and regulations of the American Arbitration Association for the resolution of international disputes. Any party demanding arbitration shall, with service of its demand for arbitration, propose a neutral arbitrator selected by it. In the event that the parties cannot agree upon a neutral arbitrator within thirty (30) days after the demand for arbitration, an arbitrator shall be appointed by the American Arbitration Association who shall be a partner in a New York, New York law firm having at least ten (10) partners.

                      IN WITNESS WHEREOF, the parties hereto have caused this
               Agreement to be signed by their duly authorized representatives, intending to be legally bound hereby, as of the day and year first written.

                                       GLOBAL PHARMACEUTICAL CORPORATION


                                       By: /s/ Max L. Mendelsohn
                                           ------------------------------
                                           Name:  Max L. Mendelsohn
                                           Title: President

                                       GENPHARM, INC.


                                       By: /s/ J. N. Tabatznik
                                           ------------------------------
                                           Name:  J. N. Tabatznik
                                           Title: Chairman


                                       By: /s/ H. Koziarski
                                           ------------------------------
                                           Name:  H. Koziarski
                                           Title: CEO

              AGREED TO WITH RESPECT
              TO SECTION 4.09 ONLY:

                      MERCK KGaA



              By: /s/ Richard N. Wiener
                  -------------------------
                  Name:  Richard N. Wiener
                  Title: Authorized Agent

                           SCHEDULE I
PRODUCTS
--------

Oxybutinin

Minocycline

Additional Products to be mutually agreed upon